Exhibit 99.1

NEWS RELEASE CALIFORNIA WATER SERVICE GROUP

	1720 North First Street San Jose, CA 95112-4598	July 27, 2017 for immediate release

Contact:	Tom Smegal (408) 367-8200 (analysts) Shannon Dean (408) 367-8243 (media)

CALIFORNIA WATER SERVICE GROUP ANNOUNCES

EARNINGS FOR THE SECOND QUARTER 2017

SAN JOSE, CA — California Water Service Group (NYSE: CWT) today announced net income of $18.5 million or $0.39 earnings per diluted common share for the second quarter of 2017, compared to a net income of $11.5 million or $0.24 earnings per diluted common share for the second quarter of 2016.

The $7.0 million increase in net income was primarily the result of rate changes authorized in California Water Service Company’s (Cal Water’s) 2015 General Rate Case (GRC) decision.  Also increasing net income were decreases in emergency drought incremental costs and maintenance expenses, increased unbilled revenue, an increase resulting from the adoption of allowance for equity funds used during construction (equity AFUDC) in 2017, and unrealized gains on our benefit plan investments.  These factors were partially offset by increases in depreciation and amortization, interest, and employee wage expenses.

Total revenue increased $18.7 million to $171.1 million for the second quarter of 2017, compared to revenue of $152.4 million for the second quarter of 2016. Rate increases added $17.2 million, $4.9 million of which was related to water production cost increases. The accrued unbilled revenue added $2.5 million.   Revenue decoupling mechanisms and other balancing accounts decreased revenue $1.3 million due to a larger difference between actual water production costs and the forecasted costs used in the authorized customer billing rates.

According to President and Chief Executive Officer, Martin A. Kropelnicki, the quarterly operating results were in line with the Company’s expectations, given the implementation of Cal Water’s GRC.

“We are also on track this year to complete the planned improvements to our water systems in order to continue providing customers with quality, service, and value.  Additionally, our ongoing conservation programs continued to support customers’ day-to-day efforts to use water efficiently during the second quarter,” he said.

Total operating expenses increased $12.0 million, or 8.9%, to $145.9 million for the second quarter of 2017, compared to operating expenses of $133.9 million for the second quarter of 2016.

Water production expenses increased $6.5 million, or 11.4%, to $64.1 million for the second quarter of 2017, compared to prior year water production expenses of $57.6 million, due primarily to wholesale water supplier rate increases and increases in customer usage.

Administrative and general and other operations expenses decreased $0.2 million to $42.1 million in the second quarter of 2017, as compared to $42.3 million in the second quarter of 2016.  Decreases in California drought program incremental costs, the deferral of modified cost balancing account (MCBA) costs associated with the deferral of operating revenue, a decrease in medical benefit costs, and insurance proceeds were partially offset by employee wages and pension benefit cost increases.  Changes in employee benefit costs for regulated California operations generally do not affect earnings, because the Company is allowed by the California Public Utilities Commission (CPUC) to track these costs in balancing accounts for future recovery, which creates a corresponding change to operating revenue.

Maintenance expense decreased $1.2 million, or 20.7%, to $4.7 million in the second quarter of 2017, as compared to $5.9 million in the second quarter of 2016, mostly due to decreases in transmission and distribution mains repairs.

Depreciation and amortization expense increased $3.4 million, or 21.3%, to $19.2 million in the second quarter of 2017, as compared to $15.8 million in the second quarter of 2016, due to 2016 capital additions.

Income tax expense increased $2.7 million, or 40.3%, to $9.6 million in the second quarter of 2017, as compared to $6.9 million in the second quarter of 2016 due primarily to an increase in net operating income.  The Company’s fiscal year 2017 effective tax rate is estimated at 37%.

Other income, net of income taxes, increased $1.2 million in the second quarter of 2017 to $1.8 million primarily due to the implementation of equity AFUDC in accordance with the CPUC decision in Cal Water’s 2015 GRC and an increase in the unrealized gains on our benefit plan investments.

Net interest expense increased $0.9 million, or 12.1%, to $8.5 million in the second quarter of 2017, as compared to $7.6 million in the second quarter of 2016.  The increase was due to increased use of short term financing for capital investments as well as increased short-term interest rates.

The under-collected net water revenue adjustment mechanism (WRAM) and MCBA net receivable balance increased 14.2%, or $6.8 million, to $54.8 million as of June 30, 2017, from $48.0 million as of March 31, 2017.  The increase was primarily due to water sales volumes which on a year to date basis are 21% less than those adopted in Cal Water’s recent GRC.

Year-to-Date Results

For the six-month period ended June 30, 2017, net income was $19.7 million or $0.41 earnings per diluted common share, compared to net income of $10.7 million or $0.22 earnings per diluted common share for the six-month period ended June 30, 2016.

The $9.0 million increase in net income was primarily the result of increased rates adopted in Cal Water’s 2015 GRC decision.  A decrease in emergency drought incremental costs and maintenance expenses, an increase resulting from the implementation of equity AFUDC in 2017, and unrealized gains on our benefit plan investments also increase net income.  These factors were partially offset by increases in depreciation and amortization, interest, and employee wage expenses.

Water System Improvements

During the first six months of 2017, the total Company-funded and developer-funded capital investment was $108.7 million, a decrease of $7.5 million, or 6.5%, compared to $116.2 million in the first six months of 2016. The decrease was primarily due to weather-related construction project delays during the first quarter of 2017.

Regulatory Update

Cal Water expects to submit an advice letter to request recovery of 2016 and 2017 incremental drought expenses during the third quarter of 2017.

In May of 2017, Cal Water submitted an advice letter to recover $0.4 million of annual revenue increases for a rate base offset in one of its regulated districts. The new rates became effective on July 1, 2017.

Other Information

All stockholders and interested investors are invited to listen to the second quarter of 2017 conference call on July 27, 2017, at 8:00 a.m. PT (11:00 a.m. ET) by dialing 1-877-397-0272 or 1-719-457-2644 and keying in ID # 7248995.  A replay of the call will be available from 11:00 a.m. PT (2:00 p.m. EST) on July 27, 2017 through September 27, 2017, at 1-888-203-1112 or 1-719-457-0820, ID # 7248995.  The replay will also be available under the investor relations tab at www.calwatergroup.com.  Prior to the call, Cal Water will post a slide presentation on its website.  The presentation can be found at www.calwatergroup.com/docs/2017q2slides.pdf after 6:00 a.m. PT. The call will be hosted by President and Chief Executive Officer Martin A. Kropelnicki and Vice President and Chief Financial Officer Thomas F. Smegal III.

California Water Service Group is the parent company of California Water Service, Washington Water Service, New Mexico Water Service, Hawaii Water Service, CWS Utility Services, and HWS Utility Services. Together, these companies provide regulated and non-regulated water service to nearly 2 million people in California, Washington, New Mexico, and Hawaii. California Water Service was ranked “Highest in Customer Satisfaction among Water Utilities in the West” in 2016 by J.D. Power in its inaugural Water Utility Residential Customer Satisfaction Study. California Water Service

Group’s common stock trades on the New York Stock Exchange under the symbol “CWT.” Additional information is available online at www.calwatergroup.com.

This news release contains forward-looking statements within the meaning established by the Private Securities Litigation Reform Act of 1995 (“Act”). The forward-looking statements are intended to qualify under provisions of the federal securities laws for “safe harbor” treatment established by the Act. Forward-looking statements are based on currently available information, expectations, estimates, assumptions and projections, and management’s judgment about the Company, the water utility industry and general economic conditions. Such words as would, expects, intends, plans, believes, estimates, assumes, anticipates, projects, predicts, forecasts or variations of such words or similar expressions are intended to identify forward-looking statements. The forward-looking statements are not guarantees of future performance. They are subject to uncertainty and changes in circumstances. Actual results may vary materially from what is contained in a forward-looking statement. Factors that may cause a result different than expected or anticipated include, but are not limited to: governmental and regulatory commissions’ decisions; consequences of eminent domain actions relating to our water systems; changes in regulatory commissions’ policies and procedures; the timeliness of regulatory commissions’ actions concerning rate relief; inability to renew leases to operate city water systems on beneficial terms; changes in California State Water Resources Control Board water quality standards; changes in environmental compliance and water quality requirements; electric power interruptions; housing and customer growth trends; the impact of opposition to rate increases; our ability to recover costs; availability of water supplies; issues with the implementation, maintenance or security of our information technology systems; changes in customer water use patterns and the effects of conservation; the impact of weather, climate, natural disasters and diseases on water quality, water availability, water sales and operating results; civil disturbances or terrorist threats or acts, or apprehension about the possible future occurrences of acts of this type; labor relations matters as we negotiate with the unions; restrictive covenants in or changes to the credit ratings on our current or future debt that could increase our financing costs or affect our ability to borrow, make payments on debt or pay dividends; and, other risks and unforeseen events. When considering forward-looking statements, you should keep in mind the cautionary statements included in this paragraph, as well as the annual 10-K, Quarterly 10-Q, and other reports filed from time-to-time with the Securities and Exchange Commission (SEC). The Company assumes no obligation to provide public updates of forward-looking statements.

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CALIFORNIA WATER SERVICE GROUP

CONDENSED CONSOLIDATED BALANCE SHEETS

Unaudited

	June 30,	December 31
(In thousands, except per share data)	2017	2016

ASSETS
Utility plant:
Utility plant	$2,826,187	$2,717,339
Less accumulated depreciation and amortization	(897,575)	(858,062)
Net utility plant	1,928,612	1,859,277
Current assets:
Cash and cash equivalents	29,103	25,492
Receivables
Customers	39,027	30,305
Regulatory balancing accounts	29,071	30,332
Other	17,322	17,158
Unbilled revenue	34,857	25,228
Materials and supplies at average cost	6,518	6,292
Taxes, prepaid expenses, and other assets	14,682	7,262
Total current assets	170,580	142,069
Other assets:
Regulatory assets	375,868	355,930
Goodwill	2,615	2,615
Other assets	55,351	51,854
Total other assets	433,834	410,399
TOTAL ASSETS	$2,533,026	$2,411,745

CAPITALIZATION AND LIABILITIES
Capitalization:
Common stock, $.01 par value	$480	$480
Additional paid-in capital	334,834	334,856
Retained earnings	326,520	324,135
Total common stockholders’ equity	661,834	659,471
Long-term debt, less current maturities	519,875	531,745
Total capitalization	1,181,709	1,191,216
Current liabilities:
Current maturities of long-term debt	36,110	26,208
Short-term borrowings	190,100	97,100
Accounts payable	84,222	77,813
Regulatory balancing accounts	6,743	4,759
Accrued interest	5,842	5,661
Accrued expenses and other liabilities	38,010	38,689
Total current liabilities	361,027	250,230
Unamortized investment tax credits	1,798	1,798
Deferred income taxes	310,936	298,924
Pension and postretirement benefits other than pensions	227,186	222,691
Regulatory liability and other	86,821	83,648
Advances for construction	182,394	182,448
Contributions in aid of construction	181,155	180,790
Commitments and contingencies		—
TOTAL CAPITALIZATION AND LIABILITIES	$2,533,026	$2,411,745

CALIFORNIA WATER SERVICE GROUP

CONDENSED CONSOLIDATED STATEMENTS OF INCOME

Unaudited

(In thousands, except per share data)

	June 30,	June 30,
For the Three-Months ended:	2017	2016

Operating revenue	$171,132	$152,445
Operating expenses:
Operations:
Water production costs	64,131	57,589
Administrative and general	23,796	23,366
Other operations	18,328	18,903
Maintenance	4,708	5,934
Depreciation and amortization	19,218	15,842
Income taxes	9,635	6,870
Property and other taxes	6,057	5,407
Total operating expenses	145,873	133,911

Net operating income	25,259	18,534

Other income and expenses:
Non-regulated revenue	3,739	3,764
Non-regulated expenses	(1,614)	(2,809)
Allowance for equity funds used during construction	879	—
Income tax expense on other income and expenses	(1,217)	(384)
Net other income	1,787	571

Interest expense:
Interest Expense	9,079	8,434
Allowance for borrowed funds used during construction	(564)	(837)
Net interest expense	8,515	7,597

Net income	$18,531	$11,508

Earnings per share
Basic	$0.39	$0.24
Diluted	$0.39	$0.24
Weighted average shares outstanding
Basic	48,020	47,972
Diluted	48,020	47,972
Dividends per share of common stock	$0.1800	$0.1725

	June 30,	June 30,
For the Six-Months ended:	2017	2016

Operating revenue	$293,168	$274,172
Operating expenses:
Operations:
Water production costs	106,199	98,658
Administrative and general	49,045	51,193
Other operations	34,452	38,205
Maintenance	10,820	11,997
Depreciation and amortization	38,419	31,888
Income taxes	8,751	5,945
Property and other taxes	12,173	11,482
Total operating expenses	259,859	249,368

Net operating income	33,309	24,804

Other income and expenses:
Non-regulated revenue	7,201	7,192
Non-regulated expenses	(3,668)	(5,789)
Allowance for equity funds used during construction	1,658
Income tax expense on other income and expenses	(2,106)	(565)
Net other income	3,085	838

Interest expense:
Interest Expense	17,789	16,499
Allowance for borrowed funds used during construction	(1,058)	(1,567)
Net interest expense	16,731	14,932

Net income	$19,663	$10,710

Earnings per share
Basic	$0.41	$0.22
Diluted	$0.41	$0.22
Weighted average shares outstanding
Basic	48,002	47,938
Diluted	48,002	47,943
Dividends per share of common stock	$0.3600	$0.3450